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                                                        Exhibit 24


                      CONSENT OF INDEPENDENT AUDITORS


THE BOARD OF DIRECTORS
CERIDIAN CORPORATION:


     We consent to incorporation by reference in the Registration Statements on Form S-8 (File No. 33-49601), Form S-8 (File No. 2-67753), Form S-8 (File No. 2-97570), Form S-8 (File No. 2-81865), Form S-8 (File No. 2-93345), Form S-8 (File No. 33-15920), Form S-8 (File No. 33-26839)
and Form S-8 (File No. 33-34045) of Ceridian Corporation of our reports dated January 24, 1994. Such reports relate to the consolidated financial statements and related financial statement schedules of Ceridian Corporation and subsidiaries as of December 31, 1993 and 1992 and for each of the years in the three-year period ended December 31, 1993 and are included or incorporated by reference in the 1993 Annual Report on Form 10-K of Ceridian Corporation.





                                 KPMG Peat Marwick



Minneapolis, Minnesota
March 10, 1994























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